Exhibit 99.1

Centennial Communications Announces Fiscal Fourth-Quarter and Full-Year Results

Fiscal Fourth-Quarter Net Income of $0.33 per Diluted Share, Compared to Net Income of $0.10 per Diluted Share in the Prior-Year Quarter

Fiscal Fourth-Quarter Consolidated Adjusted Operating Income of $126.2 Million, up 20 Percent Year-Over-Year From $105.6 Million

Fiscal Fourth-Quarter Consolidated Revenue of $261.8 Million, up 1 Percent Year-Over-Year From $258.7 Million

WALL, NJ--(Marketwire - July 30, 2009) - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported net income of $37.1 million, or $0.33 per diluted share, for the fiscal fourth quarter of 2009 as compared to net income of $12.9 million, or $0.10 per diluted share, in the fiscal fourth quarter of 2008. Consolidated adjusted operating income (AOI)(1) was $126.2 million for the fiscal fourth quarter, as compared to $105.6 million for the adjusted prior-year quarter. Fiscal fourth quarter AOI benefited from $7.8 million of prior period items largely related to Universal Service Fund (USF) support and an intercarrier compensation settlement. For comparison, certain of the Company's fiscal 2008 financial results have been adjusted to reflect the discontinuation of its loaned phones program in Puerto Rico as of June 1, 2008(2).

Centennial reported fiscal fourth-quarter consolidated revenue of $261.8 million, which included $144.2 million from U.S. wireless and $117.5 million from Puerto Rico operations. Consolidated revenue grew 1 percent versus the fiscal fourth quarter of 2008. The Company ended the quarter with 1,078,200 total wireless subscribers, which compares to 1,092,600 for the year-ago quarter and 1,094,900 for the previous quarter ended February 28, 2009. The Company reported 694,900 total access lines and equivalents at the end of the fiscal fourth quarter, which compares to 582,200 for the year-ago quarter.

AT&T TRANSACTION

On November 7, 2008, we entered into an Agreement and Plan of Merger with AT&T Inc. ("AT&T") providing for the acquisition of Centennial by AT&T (the "AT&T Transaction"). Under the terms of the AT&T Transaction, our stockholders will receive $8.50 per share in cash. The AT&T Transaction was approved by our stockholders in February 2009. Completion of the AT&T Transaction is not subject to a financing condition but remains subject to (i) approval by the Federal Communications Commission and (ii) other customary conditions. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired; however, the parties are still discussing the transaction with the Department of Justice. The parties anticipate that the AT&T Transaction will be completed during the third quarter of calendar year 2009, assuming timely satisfaction or waiver of all remaining closing conditions.

FULL-YEAR FISCAL 2009 RESULTS

For the full year, the Company reported net income of $67.3 million, or $0.60 per diluted share, as compared to net income of $25.1 million, or $0.22 per diluted share, for fiscal year 2008. Centennial reported full-year 2009 consolidated revenue of $1.1 billion, which included $583.4 million from U.S. wireless and $468.2 million from Puerto Rico operations. The Company's fiscal 2009 consolidated AOI was $425.8 million, an increase of 10 percent versus the adjusted 2008 fiscal year. The Company ended fiscal 2009 with net debt of $1.8 billion, a decrease of $101.8 million from the end of fiscal 2008.

FOURTH-QUARTER SEGMENT HIGHLIGHTS

U.S. Wireless Operations

--  Revenue was $144.2 million, a 1 percent increase from last year's fourth quarter.  Retail revenue (total revenue excluding roaming revenue)
    was unchanged from the year-ago period.  Roaming revenue increased 16 percent from the year-ago quarter primarily because of an increase in data roaming revenue, partially offset by a decline in voice roaming revenue due to a 14 percent decrease in the average voice roaming rate per minute.

--  Average revenue per user (ARPU) was $73 during the fiscal fourth quarter, a 1 percent year-over-year increase.  ARPU included approximately
    $8.21 of data revenue per user, which grew 31 percent from the year-ago period.

--  AOI was $67.6 million, a 17 percent year-over-year increase, representing an AOI margin of 47 percent.  AOI benefited from solid growth in roaming revenue and a decrease in handset expenditures.

--  U.S. wireless ended the quarter with 652,000 total subscribers, which compares to 665,300 for the prior-year quarter and to 664,200 for the previous quarter ended February 28, 2009.  Postpaid subscribers decreased 11,300 from the fiscal third quarter of 2009 due to a 35 percent decrease in gross additions.

--  Capital expenditures were $29.2 million for the fiscal fourth quarter.

Puerto Rico Wireless Operations

--  Revenue was $84.0 million, an increase of 1 percent from the prior-year fourth quarter, primarily driven by increased USF support and Instant
    Internet broadband data revenue, largely offset by a continued decline in traditional voice revenue.  $2.6 million of USF support related to prior periods.

--  ARPU was $65, which was unchanged compared to the year-ago period. ARPU included approximately $10.94 of data revenue per user, which increased 52 percent from the year-ago period.

--  AOI totaled $34.2 million, an adjusted 23 percent year-over-year increase, representing an AOI margin of 41 percent.  AOI benefited from increased USF support and a decrease in handset expenditures.

--  Puerto Rico wireless ended the quarter with 426,200 total subscribers, which compares to 427,300 for the prior-year quarter and to 430,700 for the previous quarter ended February 28, 2009.  Postpaid subscribers decreased 4,300 from the fiscal third quarter of 2009 due to a continued decline in traditional voice customers, partially offset by an increase in Instant Internet broadband data customers.  Postpaid churn rose to 2.9 percent.

--  Capital expenditures were $6.8 million for the fiscal fourth quarter.

Puerto Rico Broadband Operations

--  Revenue was $36.3 million, a 1 percent year-over-year increase. Revenue increased primarily due to solid access line growth and increased
    USF support, partially offset by a decrease in recurring revenue per line.

--  AOI was $24.5 million, a 22 percent increase from the year-ago period, representing an AOI margin of 67 percent.  AOI rose largely due to a $2.2 million intercarrier compensation settlement related to prior periods.

--  Switched access lines totaled approximately 104,200 at the end of the fiscal fourth quarter, an increase of 9,000 lines, or 9 percent from the prior-year quarter.  Dedicated access line equivalents were 590,700 at the end of the fiscal fourth quarter, a 21 percent year-over-year increase.

--  Capital expenditures were $10.9 million for the fiscal fourth quarter.

DEFINITIONS AND RECONCILIATION

(1) Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, loss on extinguishment of debt, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2009	2008	2009	2008
Adjusted operating income	$126,243	$108,996	$425,824	$404,124
Depreciation and amortization	(33,151)	(36,846)	(136,170)	(139,719)
Stock-based compensation expense	(482)	(3,463)	(9,501)	(12,011)
Transaction costs	(9,160)	(2,004)	(12,162)	(2,004)
Litigation settlement expense	—	—	—	(2,950)
Loss on disposition of assets	(17)	(1,319)	(473)	(3,050)
Operating income	83,433	65,364	267,518	244,390
Interest expense, net	(41,111)	(46,615)	(173,274)	(190,209)
Loss on extinguishment of debt………………………………………………..	—	—	—	(307)
Income tax expense	(4,890)	(4,923)	(25,145)	(25,193)
Minority interest in income of subsidiaries	(203)	(212)	(784)	(704)
Income from continuing operations	37,229	13,614	68,315	27,977
Loss from discontinued operations	(94)	(667)	(1,020)	(2,924)
Net income	$37,135	$12,947	$67,295	$25,053

(2) Please refer to the Company's Form 10-K for the year ending May 31, 2008 and the fiscal fourth-quarter 2008 earnings press release for information regarding the discontinuation of the loaned phones program.

ABOUT CENTENNIAL

Centennial Communications (NASDAQ: CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 694,900 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of our agreement to be acquired by AT&T (the "AT&T Transaction") or failure of the AT&T Transaction to close for any other reason; the outcome of any legal proceeding that has been or may be instituted against Centennial and others relating to the AT&T Transaction; the inability to complete the AT&T Transaction due to the failure to satisfy conditions to consummate the AT&T Transaction; risks that the AT&T Transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the AT&T Transaction; business uncertainty and contractual restrictions during the pendency of the AT&T Transaction, which may adversely affect our relationships with our employees, customers and suppliers; the diversion of management's attention to the AT&T Transaction from ongoing business concerns; the effect of the announcement and pendency of the AT&T Transaction on our customer and supplier relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the AT&T Transaction; the timing of the completion of the AT&T Transaction or the impact of the AT&T Transaction on our capital resources, cash requirements, profitability, management resources and liquidity; the effects of the current recession in the United States and general downturn in the economy, including the effects on unemployment, consumer confidence, consumer debt levels, consumer spending and other macroeconomic conditions that could impact the demand for the products and services we provide and our customers' ability to pay for them; our need to refinance or amend existing indebtedness on or prior to its stated maturity and the difficulties and illiquidity experienced by the debt/capital markets; the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; our ability to gain access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and deployment of advanced technologies, including 3G and 4G services; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; the effect of changes in the level of support provided to us by the Universal Service Fund, or USF; our ability to grow our subscriber base at a reasonable cost to acquire; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our ability to successfully integrate any acquired markets or businesses; the effects of higher than anticipated handset subsidy costs; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; the effects of adding new subscribers with lower credit ratings; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; the effects of a decline in the market for our Code Division Multiple Access -based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of downturns in the economy, world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures; the effects of governmental regulation of the telecommunications industry; our ability to attract and retain qualified personnel; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us or our vendors, including litigation relating to wireless billing, using wireless telephones while operating an automobile and litigation relating to infringement of patents; the effects of scientific reports that may demonstrate possible health effects of radio frequency transmission from use of wireless telephones; and the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
05/31/2009
($000's, except per subscriber data)

	Three Months Ended		Twelve Months Ended
	May-09	May-08	May-09	May-08

CONSOLIDATED
Total Wireless Subscribers	1,078,200	1,092,600	1,078,200	1,092,600
Net Gain - Total Subscribers	(16,700)	6,300	(14,400)	43,000
Revenue per Average Wireless Customer (1)	$70	$69	$70	$69
Retail Penetration (4)	8.3%	8.4%	8.3%	8.4%
Prepaid & Postpaid Churn - Wireless (5)	2.5%	2.3%	2.6%	2.3%
Monthly MOU's per Wireless Voice Customer	1,329	1,390	1,385	1,363

U.S. WIRELESS

Postpaid Wireless Subscribers	638,200	646,400	638,200	646,400
Prepaid Wireless Subscribers	13,800	18,900	13,800	18,900
Total Wireless Subscribers	652,000	665,300	652,000	665,300
Total Wireless Gross Adds	30,500	44,500	178,300	199,300
Net Gain - Wireless Subscribers	(12,200)	2,600	(13,300)	22,200
GSM as a % of Retail Subscribers	100.0%	98.7%	100.0%	98.7%
Revenue per Average Wireless Customer (1)	$73	$72	$74	$70
Retail Revenue per Average Wireless Customer (2)	$65	$65	$66	$63
Data Revenue per Average Wireless Customer (3)	$8.21	$6.26	$7.61	$5.18
Retail Revenue	$128,459	$128,883	$523,723	$492,385
Roaming Revenue	$15,786	$13,588	$59,631	$58,299
Penetration - Wireless (4)	7.3%	7.4%	7.3%	7.4%
Postpaid Churn - Wireless (5)	2.1%	1.8%	2.3%	2.0%
Prepaid & Postpaid Churn - Wireless (5)	2.2%	2.1%	2.4%	2.3%
Monthly MOU's per Wireless Voice Customer	1,046	1,100	1,091	1,069
Cost to Acquire (6)	$304	$273	$329	$305
Capital Expenditures	$29,175	$26,961	$58,551	$61,935

PUERTO RICO

Postpaid Wireless Subscribers	422,700	423,600	422,700	423,600
Prepaid Wireless Subscribers	3,500	3,700	3,500	3,700
Total Wireless Subscribers	426,200	427,300	426,200	427,300
Total Wireless Gross Adds	33,200	35,800	143,400	144,100
Net Gain - Wireless Subscribers	(4,500)	3,700	(1,100)	20,800
Revenue per Average Wireless Customer (1)	$65	$65	$66	$66
Data Revenue per Average Wireless Customer (3)	$10.94	$7.20	$9.81	$6.70
Penetration - Wireless (4)	10.6%	10.7%	10.6%	10.7%
Postpaid Churn - Wireless (5)	2.9%	2.4%	2.8%	2.4%
Prepaid & Postpaid Churn - Wireless (5)	2.9%	2.5%	2.8%	2.5%
Monthly MOU's per Wireless Voice Customer	1,826	1,873	1,886	1,847
Fiber Route Miles	1,400	1,347	1,400	1,347
Switched Access Lines	104,200	95,200	104,200	95,200
Dedicated Access Line Equivalents	590,700	487,000	590,700	487,000
On-Net Buildings	2,485	2,220	2,485	2,220
Capital Expenditures - Wireless	$6,817	$12,320	$31,050	$39,342
Capital Expenditures - Broadband	$10,911	$18,631	$31,615	$32,230
Capital Expenditures - Total Puerto Rico	$17,728	$30,951	$62,665	$71,572

REVENUES

U.S. Wireless	$144,245	$142,471	$583,354	$550,684
Puerto Rico - Wireless	$83,955	$83,423	$337,681	$328,241
Puerto Rico - Broadband	$36,323	$35,948	$142,203	$134,877
Puerto Rico - Intercompany	$(2,767)	$(3,158)	$(11,648)	$(12,427)
Total Puerto Rico	$117,511	$116,213	$468,236	$450,691
Consolidated	$261,756	$258,684	$1,051,590	$1,001,375

ADJUSTED OPERATING INCOME (7)

U.S. Wireless	$67,593	$57,760	$235,809	$212,768
Puerto Rico - Wireless	$34,198	$31,219	$107,774	$118,065
Puerto Rico - Broadband	$24,452	$20,017	$82,241	$73,291
Total Puerto Rico	$58,650	$51,236	$190,015	$191,356
Consolidated	$126,243	$108,996	$425,824	$404,124

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,803,700	$1,905,500	$1,803,700	$1,905,500

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.
(2) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(3) Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period.
(4) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.
(5) Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.
(6) Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.
(7) Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, loss on extinguishment of debt, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

REVENUE:
Service revenue	$248,070	$243,581	$991,739	$942,038
Equipment sales	13,686	15,103	59,851	59,337
	261,756	258,684	1,051,590	1,001,375

COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization shown below)	45,127	46,206	193,427	182,181
Cost of equipment sold	29,314	34,074	150,043	129,905
Sales and marketing	18,937	24,025	97,635	101,842
General and administrative	51,777	50,850	206,324	200,288
Depreciation and amortization	33,151	36,846	136,170	139,719
Loss on disposition of assets	17	1,319	473	3,050
	178,323	193,320	784,072	756,985

OPERATING INCOME	83,433	65,364	267,518	244,390

INTEREST EXPENSE, NET	(41,111)	(46,615)	(173,274)	(190,209)
LOSS ON EXTINGUISHMENT OF DEBT	-	-	-	(307)

INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAX EXPENSE AND MINORITY INTEREST
IN INCOME OF SUBSIDIARIES	42,322	18,749	94,244	53,874

INCOME TAX EXPENSE	(4,890)	(4,923)	(25,145)	(25,193)

INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN INCOME
OF SUBSIDIARIES	37,432	13,826	69,099	28,681

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(203)	(212)	(784)	(704)

INCOME FROM CONTINUING OPERATIONS	37,229	13,614	68,315	27,977

NET LOSS FROM DISCONTINUED OPERATIONS	(94)	(667)	(1,020)	(2,924)

NET INCOME	$37,135	$12,947	$67,295	$25,053

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.34	$0.13	$0.62	$0.26
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.02)	$(0.01)	$(0.03)
NET INCOME PER SHARE	$0.34	$0.11	$0.61	$0.23

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.33	$0.12	$0.61	$0.25
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.02)	$(0.01)	$(0.03)
NET INCOME PER SHARE	$0.33	$0.10	$0.60	$0.22

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	110,556	107,802	109,055	107,544
DILUTED	111,692	109,759	110,697	110,120

For investor and media inquiries please contact:

Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220